                                  Exhibit 99.1




                                            FOR IMMEDIATE RELEASE
CONTACT:

Richard L. Soloway, CEO                     Stephen D. Axelrod, CFA

Kevin S. Buchel, Senior VP                  Alisa D. Steinberg (Media)
NAPCO Security Systems, Inc.                Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                     (212) 370-4500; (212) 370-4505 fax
                                            steve@wolfeaxelrod.com


       NAPCO SECURITY SYSTEMS, INC. REPORTS RECORD RESULTS FOR FISCAL 2006

                    - Revenues Increase 7% to $69.5 Million;
                   Net Income Increases 9% to $6.1 Million -

AMITYVILLE, NEW YORK - SEPTEMBER 13, 2006 -- NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2006.

Net sales for fiscal year ended June 30, 2006 were a record $69,548,000, an increase of 7% compared to $65,229,000 reported for the fiscal year ended June 30, 2005. Operating income rose 7% to a record $9,523,000 in fiscal 2006 from $8,910,000 in fiscal 2005. Net income for fiscal 2006 increased 9% to a record $6,119,000, or $0.30 per fully diluted share as compared to $5,629,000, or $0.28 per fully diluted share for fiscal 2005. Per share results are based on 20,604,000 and 20,284,000 fully diluted weighted average shares outstanding in fiscal 2006 and 2005, respectively, both reflecting the Company's two stock dividends during fiscal 2006.

Richard Soloway, Chairman and President, stated, "I am very pleased that for the third consecutive year we were able to reach record sales and for the second consecutive year we reached record profit levels. Supported by an R&D budget of approximately $5 million, NAPCO has continually developed many new state-of-the art products to satisfy the sophisticated demands of the government, industrial, commercial and residential markets."

Mr. Soloway added, "We believe our efforts with ADT, one of the largest companies in residential security and monitoring, to develop an easy to use, false alarm proof, alarm system, is gaining acceptance. NAPCO is optimistic that this product, called SafeWatch EZ by ADT, will be a significant contributor to the Company's sales for years to come. In addition, we are equally optimistic about the success in rolling out this technology to other alarm companies through our Freedom line. Both products incorporate unique NAPCO patented locking technology that is easy to install, has 6 to 64 zones of wireless and hardwire capability and are so simple to operate for consumers that they are virtually foolproof."

                                                                       - More -


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Mr. Soloway concluded, "NAPCO's financial performance over the past several years has been impressive and our confidence in strong future growth is undiminished. We have solid financial resources to support our growth and the wherewithal to acquire companies that will be immediately accretive in market segments that mesh well with our own. We will continue to support our growth by expending the necessary financial resources on R&D to provide the marketplace with products and systems that will maintain NAPCO's position as the market leader in developing and providing security products and systems for the needs of the government, industrial, commercial and residential markets. We are cautiously optimistic that all the necessary components are in place to improve shareholder value even further in fiscal 2007."

                       ----------------------------------

NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling security control panels and sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


                                                            - Table to Follow -


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                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                 (In Thousands, Except Share and Per Share Data)


                                                                       Years Ended June 30,
                                                                  ---------------------------
                                                                     2006              2005*
                                                                  ---------         ---------
Net sales                                                         $  69,548         $  65,229
Cost of sales                                                        43,607            41,305
                                                                  ---------         ---------

      Gross Profit                                                   25,941            23,924

Selling, general, and administrative expenses                        16,418            15,014
                                                                  ---------         ---------

      Operating Income                                                9,523             8,910
                                                                  ---------         ---------

Other (expense):
   Interest expense, net                                               (258)             (224)
   Other, net                                                           (14)              (58)
                                                                  ---------         ---------

                                                                       (272)             (282)
                                                                  ---------         ---------

      Income before minority interest and
         provision for income taxes                                   9,251             8,628
Minority interest in loss of subsidiary                                 132               228
                                                                  ---------         ---------

     Income before provision for income taxes                         9,383             8,856

Provision for income taxes                                            3,264             3,227
                                                                  ---------         ---------

      Net Income                                                  $   6,119         $   5,629
                                                                  =========         =========

Earnings per share:
   Basic                                                            $  0.31          $  0.29
                                                                    =======          =======
   Diluted                                                          $  0.30          $  0.28
                                                                    =======          =======

Weighted average number of shares outstanding:
   Basic                                                         19,785,000       19,265,000
                                                                 ----------       ----------
   Diluted                                                       20,604,000       20,284,000
                                                                 ----------       ----------

* The 3:2 stock split declared on November 29, 2005 and the 3:2 stock split declared on May 10, 2006, have been retroactively reflected in all 2006 and 2005 share and per share data.


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